Exhibit 107

Calculation of Filing Fee Tables

FORM TO-I

(Form Type)

AB Private Lending Fund

(Name of Issuer)

AB Private Lending Fund

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$5,558,495.33(1)	0.00015310	$851.01(2)

Fees Previously Paid	$0.0		$0.0

Total Transaction Valuation	$5,558,495.33(1)

Total Fees Due for Filing			$851.01(2)

Total Fees Previously Paid			$0.0

Total Fee Offsets			N/A

Net Fee Due			$851.01(2)

(1)

Calculated as the aggregate maximum purchase price for Class I common shares of beneficial interest (the “Class I Shares”), Class D common shares of beneficial interest (the “Class D Shares”) and Class S common shares of beneficial interest (the “Class S Shares” and together with the Class I shares and the Class D Shares, the “Shares”) of AB Private Lending Fund, based upon the net asset value per Share as of November 30, 2024. This amount is based upon the offer to purchase up to 221,719 Shares.

(2)

Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2025.